Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Genesis Energy, L.P. for the registration of 25,336,778 Class A Convertible Preferred Units and to the incorporation by reference therein of our report dated February 19, 2019, with respect to the financial statements of Poseidon Oil Pipeline Company, L.L.C., included in Genesis Energy, L.P.’s Current Report on Form 8-K dated December 19, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

December 19, 2019